Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations (602) 977-6595

Southern Copper Corporation Reports

Fourth Quarter and 2005 Results

Phoenix, January 27, 2006- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2005 FOURTH QUARTER HIGHLIGHTS

•                  Net sales during the fourth quarter of 2005 increased by $145.9 million when compared to the fourth quarter of 2004 and amounted to $1,178.3 million, an increase of 14.1%.  Cost of sales grew by 8.2%, or $33.6 million, when compared to the same period of last year.

•                  EBITDA margin during the fourth quarter of 2005 rose by $100.1 million equivalent to 58.2% of sales and amounted to $686.0 million, compared to an EBITDA margin of 56.8% and $585.9 million in the fourth quarter of 2004.  EBITDA for year 2005 also improved considerably and amounted to $2,342.3 million, a 57.0% margin, that compares favorably with the 55.0% for 2004.

•                  Fourth quarter 2005 net income increased by 14.5% and amounted to $2.86 per fully diluted share, compared with fully diluted net income of $2.49 per share for the fourth quarter of 2004, due to increased prices for all our metals.

•                  Capital expenditures, including exploration expense and capitalized stripping, amounted to $210.5 million during the fourth quarter of 2005, a 89.0% increase compared to the fourth quarter of 2004, due principally to increased spending on the Ilo smelter modernization. For the full year 2005 the invested amount, including exploration expense and capitalized stripping, was $569.0 million, of which 65.7% was invested in Peru.

•                  On January 26, 2006 the Board of Directors authorized a dividend of $2.75 per share to be paid on March 3, 2006 to shareholders of record on February 15, 2006.

•                  The LME and COMEX copper price averaged $1.95 and $ 2.03 per pound in the 2005 fourth quarter, respectively, compared to $1.40 and $1.41 in the fourth quarter of 2004.   Metals Week dealer oxide molybdenum price for the fourth quarter of 2005 averaged $29.08 per pound, compared to $25.10 per pound in the fourth quarter of 2004.

•                  In the fourth quarter of 2005 we repurchased $48.3 million of MM’s outstanding senior unsecured bonds (referred to as Yankee bonds) leaving a remaining balance of $173.0 million, due in 2008.

•                  After giving effect to increased capital spending and increased dividends in 2005, net debt (debt minus cash) at the end of year 2005 amounted to $299.4 million compared to $574.3 million at the end of 2004, a 47.9% decrease.  At the same time stockholders equity at the end of 2005 rose by 18.6% when compared to December 31, 2004 and amounted to $3.3 billion at December 31, 2005.

•                  During 2005, we had operating costs of 98.6 cents per pound of copper sold, compared with 86 cents per pound in 2004, an increase of 15% due to increases in fuel oil, energy, labor and materials. Our operating cost in 2005 were reduced by byproduct sales, equivalent to 96 cents per pound of copper sold compared to 67 cents per pound in 2004, which improved our operating break even point by 15 cents per pound sold from 18.3 cents in 2004 to 2.6 cents in 2005.  To this cost 52 cents per pound for taxes, royalties and workers participation paid in 2005, equivalent to $801.0 million, plus $544.6 million or 35.4 cents per pound for capital investments during 2005 were added. Our financial cost in 2005 was reduced to $91.0 million, equivalent to 5.9 cents due to reduction of debt and better interest rates. Therefore, the cash break-even cost in 2005 was 96.7 cents per pound sold compared with 56.6 cents per pound in 2004.

•                  Cash at the end of the year 2005 amounted to $872.6 million.  This amount, together with our significantly extended debt maturity profile, provides us with the flexibility to appropriately pursue our investment program and better prepares the Company for any uncertainties.

•                  Net cash provided by operating activities was $604.6 million for the fourth quarter of 2005 compared with $460.2 million for the same period of 2004, an increase of 31.4%. For the full year 2005 cash provided by operating activities was $1,597.2 million, compared with $1,172.4 million in 2004, an increase of 36.2%.

•                  On January 3, 2006 we completed an exchange offer for $200 million, 6.375% Notes due 2015 and $600 million, 7.5% Notes due 2035.  In the exchange offer, $195.7 million of the 6.375% old notes due 2015 were tendered in exchange for an equivalent amount of new notes and an aggregate of $595.5 million of the 7.5% old notes due 2035 were tendered in exchange for an equivalent amount of new notes.  The new notes have been registered under U.S. securities law.

SUMMARY FINANCIAL TABLE

	Fourth Quarter				Twelve Months
	2005	2004	Var	%	2005	2004	Var	%
	(in millions, except per share amounts and%’s)
Copper Sold	430.9	420.0	10.9	2.6	1,540.0	1,564.5	(24.5)	(1.6)

Net Sales	$1,178.3	$1,032.4	$145.9	14.1	$4,112.6	$3,096.7	$1,015.9	32.8
Cost of Sales	$445.5	$411.9	$33.6	8.2	$1,631.2	$1,334.3	$296.9	22.3
Operating income	$633.0	$545.7	$87.3	16.0	$2,098.8	$1,482.4	$616.4	41.6
EBITDA GAAP (1)	$686.0	$585.9	$100.1	17.1	$2,342.3	$1,702.3	$640.0	37.6
EBITDA Margin	58.2%	56.8%	1.5%	2.6	57.0%	55.0%	2.0%	3.6
Net earnings	$420.5	$367.1	$53.4	14.5	$1,400.2	$982.4	$417.8	42.5
Earnings per share	$2.86	$2.49	$0.37	14.9	$9.51	$6.67	$2.84	42.6
Capital expenditures	$177.1	$79.2	$97.9	123.6	$440.4	$228.3	$212.1	92.9

(1) Reconciliation of net earnings to EBITDA GAAP

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Net earnings	$420.5	$367.1	$1,400.2	$982.4
Add:
Minority interest	1.9	(6.9)	6.5	4.7
Income taxes	192.6	168.6	598.1	433.7
Interest expense	18.0	14.0	104.2	107.9
Depreciation, amortization and depletion	70.8	49.2	277.1	192.6
Less:
Interest income	(15.2)	(3.0)	(28.8)	(8.3)
Interest capitalized	(2.6)	(3.1)	(15.0)	(10.7)
EBITDA	$686.0	$585.9	$2,342.3	$1,702.3

OTHER INFORMATION

	Fourth Quarter				Twelve Months
	2005	2004	Var	%	2005	2004	Var	%
	(in millions, except per share amounts and%’s)
Total debt at end of period					$1,172.1	$1,330.3	$(158.2)	(11.9)
Total debt to capitalization Ratio					25.9%	32.0%	(6.1)%	(19.0)
Total cash at end of period					$872.6	$756.0	$116.6	15.4
Net Debt (debt minus cash)					$299.4	$574.3	$(274.9)	(47.9)
Production data:
Copper mined (lbs)	399.7	392.0	7.7	2.0	1,521.0	1,582.9	(61.9)	(3.9)
Molybdenum mined (lbs)	7.4	9.8	(2.4)	(24.5)	32.6	31.7	0.9	2.8
Silver mined (oz)	4.8	4.6	0.2	4.3	18.5	18.5	—	—
Zinc mined (lbs)	76.8	76.0	0.8	1.1	316.6	295.0	21.6	7.3

Southern Copper Corporation, reports net earnings of $420.5 million, or diluted earnings per share of $2.86, for the fourth quarter of 2005 compared with $367.1 million, or diluted earnings per share of $2.49, for the fourth quarter of 2004.  For the year 2005, net earnings were $1.4 billion, or diluted earnings per share of $9.51, compared to $982.4 million, or diluted earnings per share of $6.67 in 2004.

Net sales were $1.2 billion in the fourth quarter of 2005 compared with $1.0 billion in the fourth quarter of 2004, an increase of 14.1%.  Net sales of products for the year 2005 were $4.1 billion compared with $3.1 billion million for the previous year, an increase of 32.8%.

The average prices for copper in the fourth quarter of 2005 on the London Metal Exchange (LME) and the New York Commodity Exchange (COMEX) was $1.95 and $ 2.03 per pound, respectively, compared with $1.40 and $1.41 per pound in the fourth quarter of 2004.  The average Metals Week Dealer oxide price for molybdenum, SCC’s principal by-product, was $29.08 per pound in the fourth quarter of 2005, compared with $25.10 per pound in the fourth quarter of 2004.  The average price for zinc on the LME in the fourth quarter of 2005 was $0.74 per pound compared with $0.51 per pound in the fourth quarter of 2004.  The average price of silver, on COMEX was $8.06 per ounce in the fourth quarter of 2005, compared with $7.25 per ounce in the fourth quarter of 2004.

Mine copper production amounted to 399.7 million pounds in the fourth quarter of 2005; an increase of 2.0% compared with the fourth quarter of last year.  This increase of 7.7 million pounds included 11.9 million pounds from the Mexican open pit operations, an increase of 0.5 million pounds from the Mexican underground mines and a decrease of 4.7 million pounds from the Peruvian open pit mines.

The increase of 11.9 million pounds in the production from the Mexican open pit mines was due to an increase in ore milled, improved recoveries despite lower ore grade and an increase in SX-EW production due to higher quantities of PLS treated.  The decrease of 4.7 million pounds from the Peruvian open pit mines was the result of lower ore grades in the Cuajone mine and lower PLS grade.  The increase of 0.5 million pounds in the Mexican underground mines was due to higher ore grades.

Molybdenum production decreased from 9.8 million pounds in the fourth quarter of 2004 to 7.4 million pounds in same period of 2005. This 24.5% decrease in production was mainly the result of a decrease of 2.3 million pounds in the Peruvian production, due to lower ore grade and recovery at the Toquepala and Cuajone units.  As a consequence of this production decrease molybdenum sales decreased by 26.8% in the fourth quarter of 2005, when compared to the same 2004 period.

Mine zinc production amounted to 76.8 million pounds in the fourth quarter of 2005, a slight increase over the fourth quarter of 2004.  For the year 2005 zinc production increased by 7.3% over the prior year.  In January 2006 an electrical fire at a power sub-station of our San Luis Potosi zinc refinery shut down operations.  After evaluating the damage, we expect to restore 50% of the production in the second quarter of 2006 and the remaining 50% at the end of the third quarter. In the interim we are selling zinc concentrates. Due to a shortage of zinc concentrate we are able to receive favorable terms on these sales and expect that our overall return will be favorable. In addition, insurance coverage is expected to cover the cost of repairs, equipment replacement and any loss of production.

Operating income in the fourth quarter of 2005 increased by $87.3 million, an increase of 16% when compared to the same period in 2004. This positive outcome is the result of higher net sales due to the increase of metal prices and volume, and also to the implementation of our cost control policies.  Additionally, in response to an industry wide shortage of mine truck tires we put in place a company tire rationalization program to optimize our tire usage.  The program, which includes; road maintenance improvements; closer tire maintenance monitoring, including temperature and pressure checks; and stricter truck handling procedures; was in place for 2005 and resulted in an 18% reduction in tire consumption when compared to 2004.  While we expect the supply deficit to be resolved by mid-2007, we continue to monitor the supply situation for this requirement and expect to satisfy our needs through prudent consumption practices and the development of alternative supply sources, if necessary.

Net sales during the fourth quarter rose by 14.1% when compared to the fourth quarter of last year and amounted to $1,178.3 million, while cost of sales increased by 8.2%, or $33.6 million. The increase in cost of sales was principally the result of a $22.6 million increase in workers’ participation in Company profits (generated by the increased pre-tax income in Peru and Mexico).

Commenting on the Company’s results, for the fourth quarter and for the year 2005, Mr. German Larrea, Chairman of SCC said, “The continuous improvement in the Company’s earnings is not only due to the increase in the price of the metals we produce, it is also the result of our daily commitment towards achieving an even more efficient mining operation with an even more integrated company.  We will continue developing our own projects and seek new opportunities to further consolidate our position among the main producers of metals worldwide.  In December we announced our plans for a 450 Megawatt power generation plant in Mexico to supply our own facilities.  We anticipate that the project, which is currently out for bids, will be built and managed by an independent power company and our obligation will be the supply of coal from our reserves and an agreement to use the power output.  We expect this plant will give us the ability to substantially reduce and control our power cost, as our Company will supply the coal from our own mines. We believe we will be able to reduce the swings caused by the variation in the international price of energy, a major element of our operating cost. The project is expected to be finished in 2008, will create nearly 900 permanent jobs, 3,000 jobs during the construction stage and will exceed Mexican and international environmental standards. In addition, it is important to underscore the strengthening of our balance sheet in 2005, as evidenced by a $523.5 million equivalent to 18% increase in stockholders’ equity, a decline of $158.2 million in debt and an increase of $116.6 in cash and marketable securities; all of which occurred while we paid $856.2 million to our stockholders as dividends, made capital investments of $544.6 million and spent $24.4 million on our exploration activities.”

Mr. Larrea further stated that “Based on copper consumption growth as well as general market and analysts expectations, Southern Copper Corporation has to date acquired no copper hedges for 2006 or future years.”

Reporting on the Company’s modernization program, Mr. Oscar Gonzalez Rocha, Chief Executive Officer of SCC, said “The Ilo, Peru smelter modernization project is moving ahead on schedule with detailed engineering completed and construction work in process in order to finish by the end of 2006.  The anode casting wheel part of this project is currently being hot tested and starting in the first quarter of 2006 we will replace Ilo blister production with anodes.  This will allow us to directly feed the refinery and eliminate the current cost of re-melting blister into anode form.  We estimate that this will save the Company two cents per pound in our smelting and refining cost at the Ilo operations.  At December 31, 2005, the smelter project has reached 64% completion.  Additionally, the Company’s leaching dumps, crushing and conveying project at the Toquepala mine is in production.  The primary crusher was placed in operation in August.  The overland conveyors 1, 2 and 3, and the grasshoppers 30 and 31 were put on the production line.  The conveying system started at 2,000 ton/hr and at the end of September reached its rated capacity of 6,500 ton/hr.  The construction of the ramp will continue until completion in August 2006.  The project is 94% complete.  The Cananea mine’s new SX/EW plant project is currently underway. In its first stage, it is expected to produce 10,500 tons of additional copper by the end of 2007. Studies for a 22,900 ton subsequent expansion of the SX/EW plant are also underway. As the Cananea mine has the largest quantity of our copper reserves we are studying several possibilities for expanding it to a scale that fully maximizes its potential.”

Regarding the Company’s exploration activities, Mr. Xavier García de Quevedo, Chief Operating Officer of SCC stated “after concluding our drilling program in our promising project Los Chancas, we have initiated the process for the pre-feasibility study, which should be completed by July 2006.  The drilling program in another promising project Tía María will be completed shortly and we will put together all the necessary information to work on the final resource estimation.

On another note, Mr. García de Quevedo stated “the Company continues to integrate aspects of our Peruvian and Mexican facilities and achieve operational synergies.  We are working to achieve additional economic benefits as we further integrate our operations utilizing best practices throughout our Peruvian and Mexican operations.  In December 2005 a team from our Peruvian and Mexican operations and an independent consulting group was formed to review the support operations of the two locations.  The team is responsible for completing this review in 2006 and recommending best practice and implementing such recommendation prior to 2007.”

Southern Copper Corporation

Metals Price	Copper	Zinc	Silver	Gold	Molybdenum
Average	($cts/lb)	($cts/lb)	($dlls/Oz)	($dlls/Oz)	($dlls/lb)
4Q 2005	202.89	74.41	8.06	485.55	29.08
3Q 2005	170.07	58.82	7.07	439.49	30.06
2Q 2005	153.17	57.75	7.16	427.25	34.64
1Q 2005	146.77	59.73	6.99	427.23	30.43
Average 2005	168.23	62.68	7.32	444.88	31.05
Average 2004	128.97	47.53	6.68	409.21	15.95
Average 4Q 2004	140.66	50.51	7.25	433.97	25.10
Var 4Q05 vs 4Q04	44.2%	47.3%	11.2%	11.9%	15.9%

Source: Copper and Silver – COMEX; Gold and Zinc – LME; and Molybdenum – Metals Week Dealer Oxide.

Metal Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	%	2005	2004	%

Copper (000s pounds)
Mined	399,700	392,000	2.0	1,521,000	1,582,900	(3.9)
Smelted	365,000	358,000	2.0	1,378,200	1,301,400	5.9
Refined	352,100	337,800	4.2	1,397,400	1,316,000	6.2
Rod	64,900	29,100	123.0	249,500	153,300	62.8
Sales	430,900	420,000	2.6	1,540,000	1,564,500	(1.6)

Silver (000s ounces)
Mined	4,800	4,600	4.3	18,500	18,500	0.0
Refined	3,400	2,900	17.2	12,500	10,800	15.7
Sales	5,700	5,300	7.5	19,800	20,200	(2.0)

Molybdenum (000s pounds)
Mined	7,400	9,800	(24.5)	32,600	31,700	2.8
Sales	7,100	9,700	(26.8)	32,200	31,600	1.9

Zinc (000s pounds)
Mined	76,800	76,000	1.1	316,600	295,000	7.3
Refined	59,900	58,400	2.6	223,800	226,100	(1.0)
Sales	67,200	54,400	23.5	294,100	266,600	10.3

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands, except for per share amounts)

Net sales:	$1,178,349	$1,032,416	$4,112,629	$3,096,697

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	445,493	411,903	1,631,162	1,334,330
Selling, general and administrative	21,930	20,521	81,132	71,778
Depreciation, amortization and depletion	70,814	49,221	277,143	192,586
Exploration	7,151	5,063	24,356	15,610
Total operating costs and expenses	545,388	486,708	2,013,793	1,614,304

Operating income	632,961	545,708	2,098,836	1,482,393

Interest expense	(17,974)	(14,022)	(104,205)	(107,904)
Interest capitalized	2,643	3,067	14,959	10,681
Gain (loss) on derivative instruments	(13,859)	—	(22,263)	—
Loss on debt prepayments	(2,895)	(16,500)	(10,559)	(16,500)
Gain on disposal of property	—	10,544	2,084	53,542
Other income (expense)	(1,140)	(3,069)	(2,914)	(9,689)
Interest income	15,233	3,068	28,774	8,348

Earnings before income taxes and minority interest	614,969	528,796	2,004,712	1,420,871

Income taxes	192,622	168,575	598,065	433,758
Minority interest	1,874	(6,870)	6,472	4,727

Net earnings	$420,473	$367,091	$1,400,175	$982,386

Per common share amounts:
Net earnings – basic and diluted	$2.86	$2.49	$9.51	$6.67
Dividends paid	$1.70	$0.45	$5.80	$1.30

Weighted average shares outstanding (Basic)	147,228	147,225	147,228	147,224
Weighted average shares outstanding (Diluted)	147,228	147,234	147,228	147,224

Southern Copper Corporation

CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2005	2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$872,616	$710,707
Marketable securities	—	45,267
Accounts receivable	386,459	474,224
Inventories	395,845	352,377
Prepaid taxes and other assets	57,165	52,966
Total current assets	1,712,085	1,635,541

Property, net	3,321,598	3,068,486
Capitalized mine stripping costs, net	289,369	318,116
Leachable material, net	210,118	134,621
Intangible assets, net	138,601	123,496
Other assets, net	27,577	38,933
Total assets	$5,699,348	$5,319,193

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$152,314
Accounts payable	233,811	142,362
Income taxes	249,334	293,295
Due to affiliates	57,738	66,524
Deferred income taxes	76,754	42,500
Accrued workers’ participation	189,311	84,245
Other accrued liabilities	22,986	180,678
Total current liabilities	839,934	961,918

Long-term debt	1,162,065	1,177,974
Deferred income taxes	284,349	243,600
Other liabilities	57,842	105,179
Asset retirement obligation	6,018	5,643
Total non-current liabilities	1,510,274	1,532,396

Commitments and contingencies

Minority interest	12,079	11,284

STOCKHOLDERS’ EQUITY
Common stock	718,083	725,150
Accumulated comprehensive income	2,618,978	2,088,445
Total stockholders’ equity	3,337,061	2,813,595
Total liabilities, minority interest and stockholder’s equity	$5,699,348	$5,319,193

Southern Copper Corporation

CONDENSED COMBINED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

OPERATING ACTIVITIES
Net earnings	$420,473	$367,091	$1,400,175	$982,386
Depreciation, amortization and depletion	70,814	49,221	277,143	192,586
Capitalized mine stripping and leachable material	(26,226)	(27,122)	(104,124)	(92,797)
Minority interest	1,874	(6,870)	6,472	4,727
Cash provided from (used for) operating assets and liabilities	110,962	70,080	(30,832)	70,229
Other, net	26,717	7,814	48,395	15,222
Net cash provided from operating activities	604,614	460,214	1,597,229	1,172,353

INVESTING ACTIVITIES
Capital expenditures	(177,121)	(79,161)	(440,432)	(228,299)
Other, net	(16,813)	(27,835)	17,953	8,837
Net cash used for investing activities	(193,934)	(106,996)	(422,479)	(219,462)

FINANCING ACTIVITIES
Debt incurred (repaid)	(53,184)	3,339	(158,223)	(340,912)
Escrow (deposits) withdrawals on long-term loans	(290)	(291)	(601)	(5,532)
Dividends paid	(252,596)	(65,974)	(856,195)	(191,360)
Distributions to minority interest	(1,138)	(487)	(5,297)	(1,465)
Other	—	(1,307)	123	(1,340)
Net cash used for financing activities	(307,208)	(64,720)	(1,020,193)	(540,609)

Effect of exchange rate changes on cash	2,274	(42,213)	7,352	(53,185)

Increase in cash and cash equivalent	$105,746	$246,285	$161,909	$359,097

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the largest copper reserves of any listed company in the world.  We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 24.9% ownership interest is held by the international investment community.  We operate mining units and metallurgical facilities and we conduct exploration activities in Peru, Mexico and Chile.

Conference call

The Company’s fourth quarter earnings conference call and web cast presentation will be held on January 30, 2006 beginning at 11:00 a.m. (EDT – New York) (10:00 a.m. Mexico City time).  To participate:

Dial-in number:	800-659-6183 in the U.S 816-650-0741 outside the U.S.
Leader:	J. Eduardo Gonzalez, Chief Financial Officer
Password:	“SCC 2005 Results”

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.